SCHEDULE 14A INFORMATION
PROXY  STATEMENT  PURSUANT  TO  SECTION  14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        SINCLAIR BROADCAST GROUP, INC.
               (Name of Registrant as Specified In Its Charter)



                        SINCLAIR BROADCAST GROUP, INC.
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)14) and O-11.

    1) Title of each class of securities to which transaction applies: N/A
    2) Aggregate number of securities to which transaction applies: N/A
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11: N/A
    4) Proposed maximum aggregate value of transaction: N/A
    5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid: N/A
    2) Form, Schedule or Registration Statement No.: N/A
    3) Filing Party: N/A
    4) Date Filed: N/A

                               [GRAPHIC OMITTED]




                                                                 April 14, 2000




Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Sinclair Broadcast Group, Inc. We will be holding the annual meeting on May 16, 2000 at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, MD 21031-1099 at 10:00 a.m. local time.

     At the 2000 annual meeting, we will ask you to:

     o    Elect six members of the board of directors;

     o Ratify the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 2000; and

     o    Transact such other business as properly comes before the meeting.

     Enclosed with this letter is a notice of the annual meeting of stockholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s annual report to stockholders for the fiscal year ended December 31, 1999.

     THE BOARD OF DIRECTORS OF SINCLAIR RECOMMENDS THAT STOCKHOLDERS VOTE TO ELECT THE BOARD'S NOMINEES FOR DIRECTOR AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

     Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly.

     Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                        Sincerely,



                                        /s/ David D. Smith

                                        David D. Smith
                                        Chairman of the board
                                        and Chief Executive Officer

    YOUR VOTE IS IMPORTANT -- PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY
                PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE
                SINCLAIR BROADCAST GROUP, INC. ANNUAL MEETING.




                        SINCLAIR BROADCAST GROUP, INC.
                             10706 BEAVER DAM ROAD
                            COCKEYSVILLE, MD 21030




                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                          DATE:  TUESDAY, MAY 16, 2000
                          TIME:  10:00 A.M. LOCAL TIME
                          PLACE: THE HUNT VALLEY INN
                                 245 SHAWAN ROAD
                                 HUNT VALLEY, MD 21031-1099



           YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.



Dear Stockholders:

     At the 2000 annual meeting, we will ask you to:

     1.   Elect six directors, each for a one-year term.

     2. Ratify the appointment by the board of directors of the firm of Arthur Andersen LLP as independent public accountants of Sinclair for the fiscal year ending December 31, 2000.

     3. Transact such other business as may properly come before the annual meeting.

     Accompanying this notice is a proxy statement and a proxy card. Whether or not you expect to be present at the annual meeting, please sign and date the proxy card and return it in the enclosed envelope before the date of the annual meeting. You may revoke your proxy any time before it is voted at the annual meeting. You will be able to vote your shares at the annual meeting if you were a stockholder of record at the close of business on April 10, 2000.

     You are cordially invited to attend the annual meeting, and you may vote in person even though you have returned your card.


                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        J. Duncan Smith, Secretary


Baltimore, Maryland
April 14, 2000

                               TABLE OF CONTENTS







                                                                      PAGE
                                                                     -----
INFORMATION ABOUT THE 2000 ANNUAL MEETING AND VOTING ...............   2
PROPOSAL 1: ELECTION OF DIRECTORS ..................................   4
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS ...................   4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......   5
DIRECTORS AND EXECUTIVE OFFICERS ...................................   7
STOCKHOLDER PROPOSALS ..............................................  21

                        SINCLAIR BROADCAST GROUP, INC.
                             10706 BEAVER DAM ROAD
                         COCKEYSVILLE, MARYLAND 21030


                                --------------


              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 16, 2000


                                --------------


     This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2000 annual meeting of Sinclair Broadcast Group, Inc. The 2000 annual meeting will be held on May 16, 2000 at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, MD 21031-1099.

     This proxy statement provides detailed information about the annual meeting, the proposals you will be asked to vote on at the annual meeting, and other relevant information. The board of directors of Sinclair is soliciting these proxies.

     At the annual meeting, you will be asked to vote on the following proposals:

     1.   Elect six directors, each for a one-year term,

     2. Ratify the appointment by the board of directors of the firm of Arthur Andersen LLP as independent public accountants of Sinclair for the fiscal year ending December 31, 2000, and

     3.   Such other matters as may properly come before the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ELECT THE BOARD'S NOMINEES FOR DIRECTOR AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

     On April 14, 2000, we began mailing information to people who, according to our records, owned common shares or beneficial interests in Sinclair as of the close of business on April 10, 2000. We have mailed with that information a copy of Sinclair's annual report to stockholders for the fiscal year ended December 31, 1999.

             INFORMATION ABOUT THE 2000 ANNUAL MEETING AND VOTING


THE ANNUAL MEETING

     The annual meeting will be held on May 16, 2000 at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, MD 21031-1099 at 10:00 a.m. local time.


THIS PROXY SOLICITATION

     We are sending you this proxy statement because Sinclair's board of directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. On April 14, 2000, we began mailing this proxy statement to all people who, according to our stockholder records, owned shares at the close of business on April 10, 2000.

     Sinclair is paying the cost of requesting these proxies. Sinclair's directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. Sinclair will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.


VOTING YOUR SHARES

     You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us by the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

     If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on both proposals.

     IF YOU DECIDE TO VOTE BY PROXY, YOUR PROXY CARD WILL BE VALID ONLY IF YOU SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING SCHEDULED TO BE HELD ON MAY 16, 2000.

     If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, and FOR ratification of the selection of Arthur Andersen LLP as the independent accountants of Sinclair for the 2000 fiscal year.

     We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If we or a stockholder properly present any other proposal to the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.


REVOKING YOUR PROXY

     If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy one of three ways:

     o You may notify the Secretary of Sinclair in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland, Attention: J. Duncan Smith, Vice President and Secretary. Your notice must be received by us before the time of the annual meeting.

     o    You may submit a proxy dated later than your original proxy.

     o You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

VOTE REQUIRED BY APPROVAL

     SHARES ENTITLED TO VOTE. On April 10, 2000 (the record date), the following shares were issued and outstanding and had the votes indicated:

     o class A common stock. 45,628,488 shares of class A common stock, each of which is entitled to one vote on each of the proposals;

     o class B common stock. 47,570,886 shares of class B common stock, each of which is entitled to ten votes on each of the proposals;

     QUORUM. A "quorum" must be present at the annual meeting in order to transact business. A quorum will be present if 260,668,675 votes are represented at the annual meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions will be counted as shares that are represented at the annual meeting.

     VOTES REQUIRED. The votes required on each of the proposals are as follows:



Proposal 1: Election of six directors         The nominees for director who receive the most votes will
                                              be  elected.  Up to seven  persons may be elected if that
                                              number were properly nominated, but only six persons have
                                              been nominated.  If you indicate  "withhold  authority to
                                              vote" for a particular  nominee on your proxy card,  your
                                              vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of      The  affirmative  vote of a majority of the votes cast at
 Independent Accountant                       the annual meeting is required to ratify the selection of
                                              independent accountants. If you abstain from voting, your
                                              abstention  will not count as a vote cast for or  against
                                              the proposal.

ADDITIONAL INFORMATION

     We are mailing our annual report to stockholders for the fiscal year ended December 31, 1999, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report does not constitute a part of the proxy solicitation material. The annual report tells you how to get additional information about Sinclair.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Nominees for election to the board of directors are:

          David D. Smith
          Frederick G. Smith
          J. Duncan Smith
          Robert E. Smith
          Basil A. Thomas
          Lawrence E. McCanna

     Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the six nominees is currently a member of the board of directors and has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this proxy statement titled "Directors and Executive Officers," which begins on page 7.

     If any of the nominees cannot serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the board of directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

     The board of directors has established the size of the board at seven members. However, since a vacancy was created by the resignation of one director in 1997, the board has not appointed a replacement or nominated anyone to be elected to this position. The board may in the future appoint someone to fill this vacancy, or may leave the position open, and therefore has not taken action to eliminate the vacant directorship. Proxies for the annual meeting may not be voted for more than the six nominees named.

     Messrs. David, Frederick, Duncan and Robert Smith (collectively, the controlling stockholders) have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the board of directors until June 12, 2005.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.


               PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

     The board of directors, with the concurrence of Sinclair's audit committee, has selected Arthur Andersen LLP as its independent auditors for 2000. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the board of directors will reevaluate the engagement of the independent auditors. Even if the appointment is ratified, the board of directors in its discretion may nevertheless appoint another firm of independent auditors at any time during the year if the board of directors determines that such a change would be in the best interests of the shareholders and Sinclair.

     A representative of Arthur Andersen LLP is expected to attend the annual meeting. The Arthur Andersen representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

     THE   BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  RATIFICATION  OF  THE
APPOINTMENT OF ARTHUR ANDERSEN LLP.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     There were 93,324,246 shares of common stock of Sinclair issued and outstanding on April 5, 2000. The following table shows how many shares were owned by the following categories of persons as of that date:

     o    persons who own more than 5% of the shares;

     o each director and each executive officer described on the "Summary Compensation Table" on page 12;

     o    all directors and executive officers as a group.





                                                                                                 PERCENT OF
                                              SHARES OF CLASS B         SHARES OF CLASS A          TOTAL
                                                COMMON STOCK               COMMON STOCK            VOTING
                                             BENEFICIALLY OWNED         BENEFICIALLY OWNED       POWER (B)
                                           -----------------------  --------------------------  ------------
                   NAME                       NUMBER      PERCENT      NUMBER      PERCENT (A)
-----------------------------------------  ------------  ---------  ------------  ------------
David D. Smith (c) ......................  12,716,325       26.7%    12,736,325        21.8%        25.3%
Frederick G. Smith (c) (d) ..............  11,036,171       23.2%    11,057,171        19.5%        21.2%
J. Duncan Smith (c) (e) .................  12,623,321       26.5%    12,623,321        21.6%        24.2%
Robert E. Smith (c) (f) .................  10,409,363       21.9%    10,488,324        18.7%        20.0%
David B. Amy (g) ........................                                95,000           *            *
Patrick J. Talamantes (h) ...............                                61,479           *            *
Barry P. Drake (i) ......................                                98,486           *            *
Basil A. Thomas .........................                                 4,000           *            *
Lawrence E. McCanna .....................                                   600           *            *
Barry Baker (j)
 1215 Cole Street
 St. Louis Missouri 63106 ...............                             2,764,870         5.7%           *
FMR Corp. (k)
 82 Devonshire Street
 Boston, Massachusetts 02109 ............                             2,589,308         5.7%           *
Denver Investment Advisors LLC(l)
 1225 17th Street, 26th Floor
 Denver, Colorado 80217 .................                             3,945,100         8.6%           *
Capital Research and Management
 Company (m)
 333 South Hope Street
 Los Angeles, California 90071 ..........                             5,933,800        13.0%         1.1%
Neuberger Berman Inc. (n)
 605 Third Avenue
 New York, New York 10104 ...............                             6,216,300        13.6%         1.2%
All directors and executive officers as a
group (9 persons) (o) ...................  46,785,180       98.3%    47,164,706        50.9%        90.7%

------------------
* Less than 1%

(a) Percent of class A common stock beneficially owned by an individual (or group) is calculated by taking the number of shares of class A common stock beneficially owned by an individual (or group) divided by the number of shares of class A common stock outstanding plus only shares of class A common stock equivalents held by an individual (or group), including class B common stock and exercisable stock options.

(b) Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share except for votes relating to "going private" and certain other transactions. The class A common stock and the class B common stock vote altogether as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of class B common stock may at any time convert their shares into the same number of shares of class A common stock.

(c) Shares of class A common stock beneficially owned includes both shares of class A common stock and class B common stock beneficially owned and aggregated, assuming each share of class B common stock has been converted into one share of class A common stock.
(d)  Includes 766,176 shares held in irrevocable trusts established by Frederick
     G. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.
(e) Includes 860,390 shares held in irrevocable trusts established by J. Duncan Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.
(f)  Includes  1,206,999 shares held in irrevocable trusts established by Robert
     E. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.
(g) Includes 90,000 shares of class A common stock that may be acquired upon the exercise of options.
(h) Includes 52,500 shares of class A common stock that may be acquired upon the exercise of options.
(i) Includes 75,000 shares of class A common stock that may be acquired upon the exercise of options.
(j) Mr. Baker's 2,764,870 shares of class A common stock may be acquired upon the exercise of options.
(k)  As set  forth  in the  Schedule  13G  filed  by FMR  Corp.  with the SEC on
     February 14, 2000, FMR Corp., through Fidelity Management & Research Company and Fidelity Management Trust Company, its wholly-owned subsidiaries, and Fidelity International Limited, an independent entity of FMR Corp., is deemed to be the beneficial owner of 2,589,308 shares of class A common stock. Fidelity Management & Research Company beneficially owns 1,935,600 shares of class A common stock as a result of acting as investment advisor to various investment companies. Fidelity Management Trust Company beneficially owns 239,398 shares of class A common stock as a result of serving as investment manager of institutional accounts. Fidelity International Limited is the beneficial owner of 414,310 shares of class A common stock.
(l) As set forth in the Form 13F-HR filed by Denver Investment Advisors LLC with the SEC on February 10, 2000, Denver Investment Advisors LLC holds
     3,945,100 shares of class A common stock and has sole voting discretion with respect to 2,399,800 of those shares.
(m) As set forth in the Schedule 13G filed by Capital Research & Management Company with the SEC on February 11, 2000, Capital Research and Management Company is deemed to be the beneficial owner of 5,993,800 shares of class A common stock as a result of acting as investment advisor to various investment companies.
(n) As set forth in the Schedule 13G filed by Neuberger Berman, Inc. with the SEC on February 3, 2000, Neuberger Berman Inc., through its wholly-owned subsidiaries Neuberger Berman LLC and Neuberger Berman Management, Inc. is deemed to be the beneficial owner of 6,216,300 shares of class A common stock. Neuberger Berman, LLC acts as an investment advisor and broker/dealer with discretion for individual securities for various unrelated clients. Neuberger Berman Management, Inc. acts as an investment advisor to a series of public mutual funds.
(o) Includes 217,500 shares of class A common stock that may be acquired upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations) and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

                       DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information relating to our executive officers, directors, and certain key employees.





              NAME                AGE                          TITLE
-------------------------------- ----- ----------------------------------------------------
David D. Smith .................  49   President, Chief Executive Officer, Director and
                                       Chairman of the Board
Frederick G. Smith .............  50   Vice President and Director
J. Duncan Smith ................  46   Vice President, Secretary and Director
David B. Amy ...................  47   Executive Vice President
Patrick J. Talamantes ..........  35   Chief Financial Officer
Barry P. Drake .................  48   Chief Executive Officer of Sinclair Communications,
                                       Inc. (SCI)
Thomas E. Severson .............  36   Vice President/Chief Accounting Officer
Will Davis .....................  51   Regional Director of SCI
Robert Gluck ...................  42   Regional Director of SCI
Michael Granados ...............  45   Regional Director of SCI
Steven M. Marks ................  43   Regional Director of SCI
Craig Millar ...................  51   Regional Director of SCI
Richard M. Singer ..............  56   Regional Director of SCI
David R. Bochenek ..............  37   Corporate Controller
Archie L. Buffkins .............  66   Vice President/Corporate Affairs
M. William Butler ..............  47   Vice President/Group Programming and Promotions of
                                       SCI
Michael Draman .................  51   Vice President/TV Sales and Marketing of SCI
Barry Faber ....................  38   Vice President/General Counsel of SCI
Mark E. Hyman ..................  42   Vice President/Corporate Relations
Leonard Ostroff ................  32   Chief Operating Officer of Sinclair Ventures, Inc.
Nat Ostroff ....................  59   Vice President/New Technology
Delbert R. Parks III ...........  48   Vice President/Operations and Engineering of SCI
Lucy A. Rutishauser ............  35   Assistant Treasurer/Corporate Finance
Robin A. Smith .................  43   Vice President/Finance of SCI
Donald H. Thompson .............  33   Vice President/Human Resources
John T. Quigley ................  56   Vice President/Business Development of Sinclair
                                       Ventures, Inc.
Lawrence E. McCanna ............  56   Director
Basil A. Thomas ................  84   Director
Robert E. Smith ................  36   Director

     Members of the board of directors are elected for one-year terms and until their successors are duly elected and qualified. Executive officers are appointed by the board of directors annually to serve for one-year terms and until their successors are duly appointed and qualified.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The board of directors held a total of 4 meetings during 1999, and executed 8 unanimous consents in lieu of meetings. Each director attended at least 75% of the aggregate number of meetings of the board of directors and all committees of the board of directors on which he served.

     The board of directors currently consists of six members. The committees of the board of directors include an audit committee and a compensation committee.

     o AUDIT COMMITTEE. The members of the audit committee are Messrs. Thomas and McCanna. This committee is charged with the responsibility of reviewing our internal auditing procedures and accounting controls and will consider the selection and independence of our outside auditors. The audit committee met 5 times during the year ended December 31, 1999.

     o COMPENSATION AND STOCK OPTION COMMITTEE. The members of the compensation committee are Messrs. Thomas and McCanna. This committee is charged with the responsibility for setting executive compensation, reviewing certain of our compensation programs, including our stock option program and making recommendations to the board of directors in the interval between meetings. The compensation and stock option committee met 16 times during the year ended December 31, 1999.

DIRECTOR AND OFFICER PROFILES

     David D. Smith has served as President, Chief Executive Officer and Chairman of the Board since September 1990. Prior to that, he served as General Manager of WPTT, Pittsburgh, Pennsylvania, from 1984, and assumed the financial and engineering responsibility for Sinclair, including the construction of WTTE, Columbus, Ohio, in 1984. In 1980, Mr. Smith founded Comark Television, Inc., which applied for and was granted the permit for WPXT-TV in Portland, Maine and which purchased WDSI-TV in Chattanooga, Tennessee. WPXT-TV was sold one year after construction and WDSI-TV was sold two years after its acquisition. From 1978 to 1986, Mr. Smith co-founded and served as an officer and director of Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. His television career began with WBFF in Baltimore, where he helped in the construction of the station and was in charge of technical maintenance until 1978. David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith are brothers. David Smith is currently a member of the board of directors of Sinclair Ventures, Inc., Acrodyne Communications, Inc., BeautyBuys.com, Inc., and Net Fanatics, Inc.

     Frederick G. Smith has served as Vice President of Sinclair since 1990 and as a Director since 1986. Prior to joining Sinclair in 1990, Mr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Mr. Smith was the sole officer, director and stockholder. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc.

     J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1988. Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters. In addition, he also worked extensively on the construction of WPTT in Pittsburgh, WTTE in Columbus, WIIB in Bloomington and WTTA in St. Petersburg, as well as on the renovation of the new studio, offices and news facility for WBFF in Baltimore. J. Duncan Smith is currently a member of the board of directors of Sinclair Ventures, Inc.

     David B. Amy has served as Executive Vice President since September 1999. Prior to that time, he served as Chief Financial Officer (CFO) since October of 1994, and as Vice President and CFO since September, 1998. In addition, he serves as Secretary of SCI, the Sinclair subsidiary which owns and operates the broadcasting operations. Prior to his appointment as Vice President and CFO, Mr. Amy served as the Corporate Controller of Sinclair beginning in 1986 and has been Sinclair's Chief Accounting Officer since that time. Mr. Amy has over sixteen years of broadcast experience, having joined Sinclair as a business manager for WCWB in Pittsburgh. Mr. Amy received an MBA degree from the University of Pittsburgh in 1981. Mr. Amy is currently a member of the board of directors of Acrodyne Communications, Inc., BeautyBuys.com, Inc., and an advisor to Allegiance Capital.

     Patrick J. Talamantes has served as Chief Financial Officer since September 1999. Prior to that time he served as Treasurer of Sinclair since September 1998 and as Director of Corporate Finance and Treasurer of SCI since 1996. Prior to that time and since April 1995, he served as Treasurer for River City Broadcasting, L.P. (River City), a radio and television broadcasting company acquired by Sinclair in 1996. From 1991 to 1995, he was a Vice President with Chemical Bank, where he completed financings for clients in the cable, broadcasting, publishing and entertainment industries. Mr. Talamantes holds a B.A. degree from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania.

     Barry P. Drake has served as Chief Executive Officer of SCI since June 1999. Prior to that time he served as Chief Operating Officer of SCI Radio since 1996 and Chief Operating Officer of Keymarket Radio Division of River City since July 1995. Prior to that time, he was President and Chief Operating

Officer of Keymarket since 1988. From 1985 through 1988, Mr. Drake performed the duties of the President of each of the Keymarket broadcasting entities, with responsibility for three stations located in Houston, St. Louis and Detroit. Mr. Drake is a graduate of Penn State University.

     Thomas E. Severson has served as Vice President/Chief Accounting Officer since September 1999 and prior to that as Corporate Controller since January 1997. In addition, Mr. Severson served as Assistant Controller of Sinclair since 1995. Prior to joining Sinclair, Mr. Severson held positions in the audit departments of KPMG Peat Marwick LLP and Deloitte & Touche LLP from 1991 to 1995. Mr. Severson is a graduate of the University of Baltimore and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

     Will Davis has served as Regional Director of SCI since January 2000. Regional Director, Mr. Davis is responsible for the Greenville/Asheville/ Spartanburg, Des Moines, Tri-Cities, Peoria, Cape Girardeau and Charleston (South Carolina) markets. From 1996 to 2000, Mr. Davis served as Vice President & General Manager of WLOS-TV in Asheville. Prior to joining Sinclair, Mr. Davis served as General Manager of television stations in the Des Moines, Flint and Indianapolis markets. He is a graduate of the University of North Carolina at Chapel Hill.

     Robert Gluck has served as Regional Director of SCI since August 1997. As Regional Director, Mr. Gluck is responsible for the Baltimore, Minneapolis, Greensboro/Winston-Salem, Milwaukee, and Raleigh/Durham, Springfield, Portland, and Madison markets. Prior to joining Sinclair, Mr. Gluck served as General Manager at WTIC-TV in the Hartford-New Haven market. Prior to joining WTIC-TV in 1988, Mr. Gluck served as National Sales Manager and Local Sales Manager of WLVI-TV in Boston. Before joining WLVI-TV, Mr. Gluck served in various sales and management capacities with New York national sales representative firms.

     Michael Granados has served as a Regional Director of SCI since July 1996. As a Regional Director, Mr. Granados is responsible for the Sacramento, Las Vegas, San Antonio, Oklahoma City, Kansas City, Moblie/Pensacola and Tallahassee markets. Prior to July 1996, Mr. Granados served as the General Manager of WTTV-TV. Before 1996 and while working for River City, Mr. Granados served as the General Sales Manager of KABB-TV from 1989 to 1993 and the Station Manager and Director of Sales of WTTV-TV from 1993 to 1994.

     Steven M. Marks has served as Regional Director of SCI since October 1994. As Regional Director, Mr. Marks is responsible for the Tampa, Syracuse, Charleston (West Virginia), Norfolk, Flint, Richmond, Buffalo, and Rochester markets. Prior to his appointment as Regional Director, Mr. Marks served as General Manager for WBFF-TV since July 1991. From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV. Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

     Richard D. Singer has served as Regional Director of SCI over WPGH-TV and WCWB-TV in Pittsburgh since November 1999. Prior to joining Sinclair, Mr. Singer served as Director of Sales for WAMI-TV in Miami in addition to his duties as Vice President of National Sales for USA Broadcasting. Prior to that, Mr. Singer served as Director of Sales and Marketing for Knight-Ridder Video and was a General Partner in Regency Communications LP, a group owner of small market radio stations. Prior to that, Mr. Singer served in various management positions with Telerep, including Vice President and General Sales Manager in New York and Vice President East Coast Offices in Philadelphia.

     Craig Millar has served as a Regional Director since July 1998. As Regional Director, Mr. Millar is responsible for the Nashville, Birmingham, Indianapolis, Lexington, Cincinnati, and Dayton markets and has oversight for the markets in Will Davis' region. Prior to his appointment as Regional Director, Mr. Millar served as President and General Manager of KTBC/KVC-TV in Austin, Texas since April 1995. Prior to that Mr. Millar was President and General Manager WBRC-TV in Birmingham, Alabama since March 1992. Prior to that Mr. Millar was Vice President of Sales for Great American Broadcasting from August 1989. Prior to that Mr. Millar served in various sales management and sales positions in both television and radio.

     David R. Bochenek has served as Corporate Controller since March 2000. Prior to joining Sinclair, Mr. Bochenek was the Vice President, Corporate Controller for Prime Retail, Inc. since 1993. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP since 1983. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College of Maryland. Mr. Bochenek is a member of the American Institute of Certified Public Accountants and Maryland Association of Certified Public Accountants, on which he serves as a member of the executive committee for Central Maryland.

     Archie L. Buffkins has served as Vice President for Corporate Affairs since June 1999. Prior to that, Dr. Buffkins served 17 years in governance and senior management with the Maryland Public Broadcasting Commission where he served as Senior Vice President for Broadcasting, Senior Vice President for Strategic Planning and Research and Interim President. Prior to that, Dr. Buffkins was Senior Advisor to the Chairman and Consulting Producer at the John
F. Kennedy Center for the Performing Arts and was Chancellor of the University of Maryland, Eastern Shore Campus. Dr. Buffkins has held several high-level positions in higher education, the arts and public policy. Dr. Buffkins earned his bachelor's degree from Jackson State University and his masters and doctorate degrees from Columbia University. Dr. Buffkins has done further study at the Chicago Conservatory, Harvard, the University of Maine School of Law, Columbia University, and Tel Aviv University. Dr. Buffkins has served on several presidential, gubernatorial and community boards.

     M. William Butler has served as Vice President/Group Programming and Promotions of SCI since July 1999 and prior to that as Vice President/Group Program Director, SCI since 1997. From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL, the Walt Disney Company station in Los Angeles, California. From 1991 to 1995, he was Director of Marketing and Programming at WTXF in Philadelphia, Pennsylvania and prior to that he held the same position at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

     Michael Draman has served as Vice President/TV Sales and Marketing of SCI since 1997. From 1995 until joining Sinclair, Mr. Draman served as Vice President of Revenue Development for New World Television. From 1983 to 1995, he was Director of Sales and Marketing for WSVN-TV in Miami, Florida. Mr. Draman attended The American University and The Harvard Business School and served with the U.S. Marine Corps in Vietnam.

     Barry Faber has served as Vice President/General Counsel of SCI since August 1999 and prior to that as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shiver, & Jacobson in Washington, D.C. Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.

     Mark E. Hyman has served as Vice President of Corporate relations since July 1999 and prior to that as Director of Government Relations since February 1997. Prior to joining Sinclair, he was a career Federal employee as an Intelligence Officer, a foreign treaty weapons inspector with the U.S. On-Site Inspection Agency and a Congressional Fellow. A graduate of the U.S. Naval Academy and a military veteran, he was a Naval Officer and a Naval Reservist. He most recently served as the Executive Officer of the U.S. National Reconnaissance Office. He has been awarded several military and Intelligence Community awards including four CIA National Intelligence Meritorious Citations.

     Leonard Ostroff has served as Chief Operating Officer of Sinclair Ventures, Inc., a wholly-owned subsidiary of Sinclair Broadcast Group, Inc., since August 1999. From 1994 to 1999, Mr. Ostroff served as Vice President of Information Systems for Prudential Securities, Inc., a global securities firm based in New York City. From 1991 to 1994, Mr. Ostroff served as a Senior Imaging Consultant at Viable Information Processing Systems, a systems consulting firm in Towson, Maryland. From 1989 to 1991, Mr. Ostroff worked for Andersen Consulting in New York City as a Senior Consultant. He currently serves or participates on the boards of BeautyBuys.com, Inc., Synergy Brands, Inc. and Net Fanatics, Inc., where he takes an active role in the development and strategic direction of these companies.

     Nat Ostroff has served as Vice President for New Technology since joining Sinclair in January of 1996. From 1984 until joining Sinclair, he was the President and CEO of Comark Communication Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement for the development of new UHF transmitter technologies in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and a public company and served as its first President and CEO. Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including AFCCE, IEEE and SBE. Mr. Ostroff also serves as Chairman of the Board for Acrodyne Communications, Inc.

     Delbert  R.  Parks  III  has  served  as  Vice  President of Operations and
Engineering of SCI since 1996. Prior to that time, he was Director of Operations and Engineering for WBFF-TV and Sinclair since 1985, and has been with Sinclair for 28 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, web activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers. Mr. Parks is also a retired Lieutenant Colonel who has held various commands during his 26-year reserve career.

     Lucy A. Rutishauser has served as Assistant Treasurer/Corporate Finance since September 1999 and prior to that as Assistant Treasurer since December 1998. From 1990 to 1996, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company and Integrated Health Services, Inc. Prior to that, she held various treasury positions with Laura Ashley, Inc. and Black & Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals and has served two terms on the board of directors for the Mid-Atlantic Treasury Management Association.

     Robin A. Smith has served as Vice President/Finance of SCI since August 1999 and prior to that as Chief Financial Officer, SCI Radio since June 1996. From 1993 until joining Sinclair, Ms. Smith served as Vice President and Chief Financial Officer of the Park Lane Group of Menlo Park, California, which owned and operated small market radio stations. From 1982 to 1993, she served as Vice President and Treasurer of Edens Broadcasting, Inc. in Phoenix, Arizona, which owns and operates radio stations in major markets. Ms. Smith is a graduate of the Arizona State University and is a Certified Public Accountant.

     Donald H. Thompson has served as Vice President of Human Resources since November 1999 and prior to that as Director of Human Resources since September 1996. Prior to joining Sinclair, Mr. Thompson was Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor's Degree in Psychology and Certificate in Personnel and Industrial Relations from University of Maryland and a Masters of Science in Business/Human Resource & Behavior Management from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

     John T. Quigley has served as Vice President, Business Development of Sinclair Ventures, Inc. since January 2000. Prior to that time, Mr. Quigley served as a Regional Director of Sinclair since June 1996 and as General Manager of WTTE since July 1985. Before joining WTTE, Mr. Quigley served in various broadcast management positions at WCPO-TV in Cincinnati, Ohio and WPTV-TV in West Palm Beach, Florida.

     Lawrence E. McCanna has served as a Director of Sinclair since July 1995. Mr. McCanna has been a partner of the accounting firm of Gross, Mendelsohn & Associates, P.A. since 1972 and has served as its managing partner since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was chairman of the Management of the Accounting Practice committee. He is also a former member of the Management of an Accounting Practice committee of the American Institute of Certified Public Accountants. Mr. McCanna is a former member of the board of directors of Maryland Special Olympics.

     Basil A. Thomas has served as a Director of Sinclair since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Judge Thomas served as an Associate Judge on the Municipal Court of Baltimore

City and, from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City. Judge Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association. Judge Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore. Judge Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

     Robert E. Smith has served as a Director of Sinclair since 1995. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. Prior to that time, he assisted in the construction of WTTE-TV and also worked for Comark Communications, Inc. installing UHF transmitters. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc.

EXECUTIVE COMPENSATION TABLE

     The following table sets forth certain information regarding our annual and long-term compensation for services rendered in all capacities during the year ended December 31, 1999 by the Chief Executive Officer and the five most highly compensated executive officers other than the Chief Executive Officer, who are collectively referred to as the named executive officers.


SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
            NAME AND                      ANNUAL COMPENSATION             SECURITIES UNDERLYING        ALL OTHER
       PRINCIPAL POSITION          YEAR        SALARY       BONUS (A)      OPTIONS GRANTED (#)      COMPENSATION (B)
-------------------------------   ------   -------------   -----------   -----------------------   -----------------
David D. Smith ................   1999     $1,072,500      $603,115                --                  $ 4,609
 President and Chief Executive    1998      1,290,000       502,526                --                    4,715
 Officer                          1997      1,354,590        98,224                --                    4,756

Frederick G. Smith ............   1999        190,000          --                  --                    4,277
 Vice President                   1998        222,093       130,000                --                    4,342
                                  1997        273,000          --                  --                    4,362

J. Duncan Smith ...............   1999        190,000          --                  --                   15,165
 Vice President and Secretary     1998        226,671       135,000                --                   21,809
                                  1997        283,500          --                  --                   15,569

David B. Amy ..................   1999        300,000        75,000                --                    9,145
 Executive Vice President         1998        200,000        75,000             135,000                  9,336
                                  1997        189,000        50,000              50,000                  8,590

Patrick J. Talamantes .........   1999        201,041        15,250                --                    4,484
 Chief Financial Officer          1998        132,500        20,500              70,000                  3,636
                                  1997        112,000        12,000              20,000                  2,967

Barry P. Drake ................   1999        400,000          --                  --                    4,609
 Chief Executive Officer of SCI   1998        350,000          --                80,000                  3,722
                                  1997        339,727          --                60,000                  3,752

----------
(a) The bonuses reported in this column represent amounts awarded and paid during the fiscal years noted but relate to the fiscal year immediately prior to the year noted.

(b) All other compensation consists of income deemed received for personal use of Sinclair-leased automobiles, the Sinclair's 401 (k) contribution and life insurance.

STOCK OPTIONS

     No stock options were granted for the named executive officers for the year ended December 31, 1999.


     The following table shows information regarding options exercised during 1999, the number of securities underlying, and the value of "in the money" options outstanding on December 31, 1999.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1999 OPTION VALUES

                                    SHARES
                                 ACQUIRED ON     VALUE       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   EXERCISE    REALIZED     UNDERLYING UNEXERCISED            "IN THE MONEY"
                                ------------- ---------- OPTIONS AT DECEMBER 31, 1999  OPTIONS AT DECEMBER 31, 1999 (A)
              NAME                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------                          ------------- --------------- ------------- --------------
David D. Smith ................      --          --              --             --             --          --
Frederick G. Smith ............      --          --              --             --             --          --
J. Duncan Smith ...............      --          --              --             --             --          --
David B. Amy ..................      --          --          65,000        135,000        $25,545          --
Patrick J. Talamantes .........      --          --          42,500         47,500             --          --
Barry P. Drake ................      --          --          60,000         80,000             --          --

(a) An "in-the-money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 1999, and all of the value shown reflects stock price appreciation since the granting of the option.



DIRECTOR COMPENSATION

     Sinclair directors who also are Sinclair employees serve without additional compensation. Independent directors receive $15,000 annually. These independent directors also receive $1,000 for each meeting of the board of directors attended and $500 for each committee meeting attended. In addition, the independent directors are reimbursed for any expenses incurred in connection with their attendance at such meetings.

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement with David D. Smith, President and Chief Executive Officer of Sinclair, on June 12, 1995, which expired on June 12, 1998. We have not entered into a new agreement with Mr. Smith and do not currently anticipate entering into a new agreement. Our compensation committee has set David Smith's base salary for 2000 at $1,000,000.

     In June 1999, we entered into an employment agreement with Frederick G. Smith, Vice President of Sinclair. The agreement does not have any specified termination date, and we have the right to terminate the employment of Frederick Smith at any time, with or without cause, subject to the payment of severance payments for termination without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair or its predecessor. Frederick Smith receives a base salary of $190,000 and is entitled to annual incentive bonuses payable based on the attainment of certain cash flow objectives by Sinclair, as well as discretionary bonuses. The incentive bonus takes the form of stock options to acquire shares of our class
A common stock pursuant to our non-qualified stock option long-term incentive plan. The agreement also contains non-competition and confidentiality restrictions on Frederick Smith.

     In June 1999, we entered into an employment agreement with J. Duncan Smith, Vice President and Secretary of Sinclair. The agreement does not have any specified termination date, and we have the right to terminate the employment of Duncan Smith at any time, with or without cause, subject to the payment of severance payments for termination without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair or its predecessor. Duncan Smith receives a base salary of $190,000 and is entitled to annual incentive bonuses payable based on the attainment of certain cash flow objectives by Sinclair, as well as discretionary bonuses. The incentive bonus takes the form of stock options to acquire shares of our class A common stock pursuant to our non-qualified stock option long-term incentive plan. The agreement also contains non-competition and confidentiality restrictions on Duncan Smith.

     In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President of Sinclair. The agreement does not have any specified termination date, and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by Sinclair or its predecessor. Mr. Amy receives a base salary of $300,000 and is entitled to receive an annual bonus based on the performance of Mr. Amy and/or Sinclair. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

     In September 1998, we entered into an employment agreement with Patrick J. Talamantes, Chief Financial Officer of Sinclair. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Talamantes at any time, with or without cause. Mr. Talamantes receives a base salary of $240,000 and is entitled to options granted to him under his former employment agreement to acquire shares of stock of Sinclair pursuant to a separate stock option agreement. In addition, Mr. Talamantes is entitled to receive an annual bonus based on the performance of Mr. Talamantes and/or Sinclair. Mr. Talamantes' employment agreement also contains non-competition and confidentiality restrictions.

     In February 1997, SCI entered into an employment agreement with Barry Drake, Chief Executive Officer, Television. The agreement does not have any specified termination date, and SCI has the right to terminate the employment of Mr. Drake at any time, with or without cause, subject to the payment of severance payments for termination without cause. The severance payment due upon termination without cause is equal to one month's base salary in effect at the time of termination times the number of years of continuous employment by SCI or its predecessor. Mr. Drake receives a base salary of no less than $325,000, provided that SCI continues to have at least the same level of broadcast cash flow as in February 1997. Mr. Drake is also entitled to receive options to acquire shares of our class A common stock pursuant to our non-qualified stock option long-term incentive plan. Mr. Drake's compensation may include a bonus in the sole discretion of the Executive committee. The agreement also contains non-competition and confidentiality restrictions on Mr. Drake.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors consists entirely of non-employee directors. The committee determines all compensation paid or awarded to our key executive officers.

     Philosophy. The committee's goal is to attract, motivate, and retain an executive management team that can take full advantage of our opportunities and achieve long-term success in an increasingly competitive business environment, thereby increasing stockholder value. In deciding on initial compensation for an individual, the committee considers determinants of the individual's market value, including experience, education, accomplishments, and reputation, as well as the level of responsibility to be assumed. Retention and compensation decisions are sometimes made in the context of an acquisition, and the committee considers the overall terms of the acquisition and the individual's relationship to the acquired business in those cases. In deciding whether to increase the compensation of an individual or whether to award bonuses or stock options initially or upon subsequent performance reviews, the committee considers the contributions of the individual to our progress on our business plan and against our competitors, to growth of Sinclair and its opportunities and to achievement of other aims the committee deems valuable to stockholders. Applying these factors to each individual's case is a judgment process, exercised by the committee with the advice of management. There is no intent to relate compensation to our stock price performance, either absolute or relative to peer groups, except as that relationship is implicit in the stock-based compensation plans.


     The committee's annual performance evaluation of each executive officer is typically based on a formula, set forth in an employment agreement or otherwise, which sets forth a range of factors to be considered by the committee in determining each executive officer's ultimate annual compensation.

     Executive officers' compensation consists primarily of three components:

     o    base salary,

     o    cash bonus, and

     o    stock options.

     Base Salary. The committee establishes base salaries after considering a variety of factors that make up value and usefulness to us, including the individual's knowledge, experience, and accomplishments, level of responsibility, role in an acquired business, and the typical compensation levels for individuals with similar credentials. We have not entered into an employment agreement with David Smith, the Chief Executive Officer, since the termination of his earlier agreement in June 1999, and do not currently anticipate entering into a new agreement. The committee may increase the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or Sinclair and changes in the market for an executive with similar credentials.

     Cash Bonus. The committee determined each individual's cash bonus for the fiscal year ended December 31, 1999. Bonuses are based upon the attainment of performance targets established by the committee. Performance targets were based on percentage increases in "equalized broadcast cash flow."


     Stock Options. The committee believes achievement of our goals may be fostered by a stock option program that is tailored to employees who significantly enhance the value of Sinclair. In that regard, during the fiscal year ended December 31, 1999, the committee granted employees options to purchase 881,300 shares of class A common stock. No named executive officers received options of shares of class A common stock in 1999. The committee did not grant options in 1999 with an exercise price below the market price for class A common stock.


     Chief Executive Officer's Compensation. As one of our largest stockholders, David D. Smith's financial well-being is directly tied to the overall performance of Sinclair as reflected in the price per share of common stock. For his services as our president and chief executive officer, David D. Smith's compensation for 1999 was determined in accordance with the compensation policies established by the compensation committee. The committee awarded Mr. Smith a bonus of $100,000 for the fiscal year ended December 31, 1999 (pursuant to the compensation formula established for 1999). For the year ending December 31, 2000, his base compensation has been set at $1,000,000. In addition, he will be paid performance-based bonuses as follows:

     o For each quarter beginning January 1, 2000, if that quarter equals or exceeds the (pro forma) broadcast cash flow of SCI of the corresponding quarter of the prior year, he shall be paid a bonus of $100,000, calculated and paid on a quarterly basis, and,

     o in addition, he will be entitled to receive a bonus of 2% of the amount by which the (pro forma) broadcast cash flow of SCI for calendar year 2000 exceeds the (pro forma) broadcast cash flow for the immediately preceding year.

     Compensation Deduction Limit. The committee has considered the $1 million limit on deductible executive compensation that is not performance-based. The committee believes that substantially all executive compensation expenses paid in 1999, except for certain compensation paid to David Smith in excess of $1 million, will be deductible by us. The committee believes, however, that compensation exceeding this limit should not be ruled out where such compensation is justified on the basis of the executive's value to Sinclair and its shareholders. In any event, there appears to be little evidence that tax deductibility is having much impact on the market for managerial talent, in which Sinclair must remain competitive.


                                        Compensation Committee



                                        Basil A. Thomas
                                        Lawrence E. McCanna

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than as follows, no named executive officer is a director of a corporation that has a director or executive officer who is also a director of Sinclair. Each of David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and directors of Sinclair, is a director and/or executive officer of each of various other corporations controlled by them. David D. Smith is a director of Acrodyne Communications Inc., Sinclair
Ventures, Inc., BeautyBuys.com, Inc. and NetFanatics, Inc. and a director and executive officer of Sinclair. Frederick G. Smith is a director and executive officer of Sinclair and a director of Sinclair Ventures, Inc. J. Duncan Smith is a director and executive officer of Sinclair and a director of Sinclair Ventures, Inc. David B. Amy, an executive officer of Sinclair, an executive officer and director of Acrodyne Communications Inc. and a director of BeautyBuys.com, Inc. and NetFanatics, Inc.

     During 1999, none of the named executive officers participated in any deliberations of our compensation committee relating to compensation of the named executive officers.

     The members of the compensation committee are Judge Thomas and Mr. McCanna. Judge Thomas is of counsel to the law firm of Thomas & Libowitz, and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A. During 1999, we paid Thomas & Libowitz, P.A., approximately $1,516,120 in fees and expenses for legal services.

COMPARATIVE STOCK PERFORMANCE

     The  following  line  graph  compares  the  yearly percentage change in the cumulative  total  stockholder  return  on  our  class  A  common stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Index (an index containing performance data of radio, telephone, telegraph, television, and cable television companies) from June 7, 1995, the effective date of our initial public offering, through December 31, 1999. The performance graph assumes that an investment of $100 was made in the class A common stock and in each Index on June 7, 1995, and that all dividends were reinvested. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period.



                               [GRAPHIC OMITTED]




Company/Index/Market ...............       6/7/95       12/31/95       12/31/96       12/31/97       12/31/98       12/31/99
Sinclair Broadcast Group ...........       100.00          71.50         107.77         193.26         172.01         107.30
NASDAQ Telecommunications
 Index .............................       100.00         124.09         126.85         187.50         306.71         531.79
NASDAQ Market Index - U.S. .........       100.00         120.28         147.96         181.64         254.90         461.50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year ended December 31, 1999, we engaged in the following transactions with the following persons:

     o    directors, nominees for election as directors, or executive officers;

     o    beneficial owners of 5% or more of our common stock;

     o    immediate family members of any of the above, and

     o    entities in which the above persons have substantial interests.

     WPTT Note. In connection with our sale of WPTT in Pittsburgh to WPTT, Inc., WPTT, Inc., issued to us a 15-year senior secured term note of $6.0 million (the WPTT note). We subsequently sold the WPTT note to the late Julian
S. Smith and Carolyn C. Smith, the parents of the controlling stockholders and both former stockholders of Sinclair, in exchange for the payment of $50,000 and the issuance of a $6.6 million note, which bears interest at 7.21% per annum and requires payments of interest only through September 2001. Monthly principal payments of $109,317 plus interest are payable with respect to this note commencing in November 2001 and ending in September 2006, at which time the remaining principal balance plus accrued interest, if any, is due. During the year ended December 31, 1999, Sinclair received $0.5 million in interest payments on this note. At December 31, 1999, the balance on this note was $6.6 million.

     WIIB Note. In September 1990, we sold all the stock of Channel 63, Inc., the owner of WIIB in Bloomington, Indiana, to the controlling stockholders for $1.5 million. The purchase price was delivered in the form of a note issued to us which was refinanced in June 1992 (the WIIB note). The WIIB note bears interest at 6.88% per annum, is payable in monthly principal and interest payments of $16,000 until September 30, 2000, at which time a final payment of approximately $431,000 would have been due. During 1999, Sinclair received payments for the remaining balance of this note of $0.7 million.

     Bay Credit Facility. In connection with the capitalization of Bay Television, Inc., we agreed on May 17, 1990 to loan the controlling stockholders up to $3.0 million (the Bay credit facility). Each of the loans to the controlling stockholders pursuant to the Bay credit facility is evidenced by an amended and restated secured note totaling $2.6 million due December 31, 1999 accruing interest at a fixed rate equal to 6.88%. Principal and interest were payable quarterly over six years commencing on March 31, 1994. The note was paid in full as of December 31, 1999 including payments received during 1999 of $0.7 million.

     Affiliated Leases. From 1987 to 1992, we entered into five lease transactions (four of which are still in effect) with Cunningham Communications, Inc., a corporation wholly owned by the controlling stockholders, to lease certain facilities from CCI. Three of these leases are 10-year leases for rental space on broadcast towers, one of which is a capital lease having a renewable term of 10 years. The other lease is a month-to-month lease for a portion of studio and office space at which certain satellite dishes are located. Aggregate annual rental payments related to these leases were $0.5 million in 1999. The aggregate annual rental payments related to these leases are scheduled to be $0.5 million in 2000 and $0.6 million in 2001.

     In January 1991, we entered into a 10-year capital lease with Keyser Investment Group (KIG), a corporation wholly owned by the controlling stockholders, pursuant to which we lease both an administrative facility and studios for station WBFF. Additionally, in June 1991, we entered into a one-year renewable lease with KIG pursuant to which we lease parking facilities at the administrative facility. Payments under these leases with KIG were $0.5 million in 1999. The aggregate annual rental payments related to the administrative facility are scheduled to be $0.6 million in 2000 and $0.4 million in 2001. During 1999, we chartered airplanes owned by certain companies controlled by the controlling stockholders and incurred expenses of approximately $0.4 million related to these charters.

     In June 1999, Sinclair entered into a ten-year capital lease with Beaver Dam LLC, a corporation wholly owned by 3 of the controlling stockholders, pursuant to which Sinclair leases office space for its corporate headquarters. Payments under this lease agreement were $0.6 million in 1999 and are scheduled to be $1.2 million in 2000 and 2001.

     Transactions with Gerstell. Gerstell LP, an entity wholly owned by the controlling stockholders, was formed in April 1993 to acquire certain of our personal and real property interests in Pennsylvania. In a transaction that was completed in September 1993, Gerstell LP acquired the WPGH office/studio, transmitter and tower site for an aggregate purchase price of $2.2 million. The purchase price was financed in part by a $2.1 million note from Gerstell LP bearing interest at 6.18% with principal payments beginning on November 1, 1994 and a final maturity date of October 1, 2013. Principal and interest paid in 1999 on the note was $0.2 million. At December 31, 1999, $1.7 million in principal amount of the note remained outstanding. Following the acquisition, Gerstell LP leased the office/studio, transmitter and tower site to WPGH, Inc. (a Sinclair subsidiary). The leases have terms of seven years, with four seven-year renewal periods. Aggregate annual rental payment related to these leases was $0.6 million in 1999.

     Stock Redemptions. On September 30, 1990, we issued certain notes (the founders' notes) maturing on May 31, 2005, payable to the late Julian S. Smith and Carolyn C. Smith, former majority owners of Sinclair and the parents of the controlling stockholders. The founders' notes, which were issued in consideration for stock redemptions equal to 72.65% of the then outstanding stock of Sinclair, have principal amounts of $7.5 million and $6.7 million, respectively. The founders' notes include stated interest rates of 8.75%, which were payable annually from October 1990 until October 1992, then payable monthly commencing April 1993 to December 1996, and then semiannually thereafter until maturity. The effective interest rate approximates 9.4%. The founders' notes are secured by security interests in substantially all of Sinclair's assets and subsidiaries, and are personally guaranteed by the controlling stockholders.

     Principal and interest payments on the founders' note issued to the estate of Julian S. Smith are payable, in various amounts, each April and October, beginning October 1991 until October 2004, with a balloon payment due at maturity in the amount of $5.0 million. Additionally, monthly interest payments commenced on April 1993 and continued until December 1996. Principal and interest paid in 1999 on this founders' note was $0.5 million and at December 31, 1999, $5.6 million in principal amount of this founders' note remained outstanding.

     Principal payments on the founders' note issued to Carolyn C. Smith are payable, in various amounts, each April and October, beginning October 1991 until October 2002. Principal and interest paid in 1999 on this founders' note was $1.3 million. At December 31, 1999, $2.0 million in principal amount of this founders' note remained outstanding.

     Relationship with Glencairn. Glencairn is a corporation owned by

     o    Edwin L. Edwards, Sr. (3%),

     o    Carolyn C. Smith, the mother of the controlling stockholders (7%), and

     o certain trusts established by Carolyn C. Smith for the benefit of her grandchildren (the Glencairn trusts) (90%).

     The 90% equity interest in Glencairn owned by the Glencairn trusts is held through the ownership of non-voting common stock. The 7% equity interest in Glencairn owned by Carolyn C. Smith is held through the ownership of common stock that is generally non-voting, except with respect to certain specified extraordinary corporate matters as to which this 7% equity interest has the controlling vote. Edwin L. Edwards, Sr. owns a 3% equity interest in Glencairn through ownership of all of the issued and outstanding voting stock of Glencairn and is Chairman of the Board, President and Chief Executive Officer of Glencairn.

     There have been, and we expect that in the future there will be, transactions between us and Glencairn. Glencairn is the owner-operator and FCC licensee of WNUV in Baltimore, WVTV in Milwaukee, WRDC in Raleigh/Durham, WABM in Birmingham, KRRT in Kerrville and WFBC in Asheville/Greenville/Spartanburg. We have entered into LMAs with Glencairn pursuant to which we provide programming to Glencairn for airing on WNUV, WVTV, WRDC, WABM, KRRT, WFBC and WTTE in exchange for the payment by us to Glencairn of monthly fees totaling $0.7 million.

     In June 1995, we acquired options from Carolyn Smith and the Glencairn trusts (the Glencairn options) which grant to us the right to acquire, subject to applicable FCC rules and regulations, stock comprising up to a 97% equity interest in Glencairn. Each Glencairn option was purchased by us for $1,000 ($5,000 in the aggregate) and is exercisable only upon our payment of an option exercise price generally equal to the optionor's proportionate share of the aggregate acquisition cost of all stations owned by Glencairn on the date of exercise (plus interest at a rate of 10% from the respective acquisition date). We estimate that the aggregate option exercise price for the Glencairn options, if currently exercised, would be approximately $20.3 million.

     On November 15, 1999, we entered into an agreement to purchase substantially all of the assets of television station WCWB-TV, Channel 22, Pittsburgh, Pennsylvania, with the owner of that television station, WPTT, Inc., for a purchase price of $17.8 million. The waiting period under the Hart-Scott-Rodino Antitrust Act of 1976 has expired and closing on this transaction is subject to FCC approval. A petition to deny was filed with the FCC against the application. We have filed an opposition to the petition to deny, which remains pending at the FCC.

     On November 15, 1999, we entered into five separate plans and agreements of merger, pursuant to which we would acquire through merger with subsidiaries of Glencairn, Ltd., television broadcast stations WABM-TV, Birmingham, Alabama, KRRT-TV, San Antonio, Texas, WVTV-TV, Milwaukee, Wisconsin, WRDC-TV, Raleigh, North Carolina and WBSC-TV (formerly WFBC-TV), Anderson, South Carolina. The consideration for these mergers is the issuance to Glencairn shares of class A common voting stock of the Company. The total value of the shares to be issued in consideration for all the mergers is $8.0 million. A petition to deny was filed with the FCC against these applications. We have filed an opposition to the petition to deny, which remains pending at the FCC.

     Heritage Automotive Group. In January, 1997, David D. Smith, our President and Chief Executive Officer and one of the controlling stockholders, made a substantial investment in, and became a member of the board of directors of, Summa Holdings, Ltd. which, through wholly owned subsidiaries, owns the Heritage Automotive Group (Heritage) and Allstate Leasing (Allstate). Mr. Smith is not an officer, nor does he actively participate in the management, of Summa Holdings, Ltd., Heritage, or Allstate. Heritage owns and operates new and used car dealerships in the Baltimore metropolitan area. Allstate owns and operates an automobile and equipment leasing business with offices in the Baltimore, Richmond, Houston, and Atlanta metropolitan areas. We sell Heritage and Allstate advertising time on WBFF and WNUV, the television stations operated by us serving the Baltimore DMA and received payments from these companies in 1999 of $0.2 million.

     Bay Television, Inc. In January 1999, SCI entered into a Time Brokerage Agreement with Bay Television, Inc., which owns the television station WTTA-TV in Tampa, Florida. The controlling stockholders own a substantial portion of the equity of Bay Television, Inc. The Time Brokerage Agreement provides that
SCI is to deliver television programming to Bay Television, Inc., which broadcasts the programming in return for a monthly fee to Bay of $143,500. SCI must also make an annual payment equal to 50% of the annual broadcast cash flow of the station which is in excess of $1.7 million. During 1999 we made payments of approximately $1.7 million related to the Time Brokerage Agreement. Additionally, no payment was made in 1999 related to the broadcast cash flow as it did not exceed $1.7 million for the year ended December 31, 1999.

     Allegiance Capital Limited Partnership. In August 1999 Allegiance Capital Limited Partnership (Allegiance), with the four controlling stockholders, our Executive Vice President and Allegiance Capital Management Corporation (ACMC), the general partner, established a small business investment company. In August 1999, we invested $2.4 million for a 77.76% interest in Allegiance, and thereafter, the four controlling stockholders invested $16,670 each for a combined 2.1% interest in Allegiance, our Executive Vice President invested $3,330 for a 0.1% interest in Allegiance and ACMC undertook to manage the operations of Allegiance for a 20% interest in Allegiance. ACMC, as the general partner, controls all decision-making, investing, and management of operations in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $25,000 paid by the limited partners. We, along with the other limited partners, have committed to investing up to a combined total of $15.0 million of which $2.5 million was invested upon establishment of the partnership.

                             STOCKHOLDER PROPOSALS

     If you intend to propose any matter for action at our 2001 annual meeting of stockholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Cockeysville, Maryland 21030 not later than December 15, 2000 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2001 annual meeting. We will be able to use proxies you give us for the next year's meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before February 28, 2001.



                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        J. Duncan Smith, Secretary

Baltimore, Maryland
April 14, 2000

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          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

1. Election of six directors for a term expiring in 2000 as set forth in the proxy statement

     Nominees: David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Basil A. Thomas, Lawrence E. McCanna

     For: [ ]   Withheld: [ ]  For all except: [ ]

2. Ratification of the appointment of Arthur Andersen LLP as independent auditors

     For: [ ]   Withheld: [ ]  For all except: [ ]



                                    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for directors and FOR each of the other proposals.

                                    Please mark,  sign and date,  and return the
                                    proxy  card  promptly   using  the  enclosed
                                    envelope.

                                    Dated:
                                          --------------------------------------



                                    Signature(s):
                                                 -------------------------------

                                          --------------------------------------


                                    Please sign  exactly as name  appears to the
                                    left. When shares are held by joint tenants,
                                    both should sign.  When signing as attorney,
                                    executor,    administrator,    trustee    or
                                    guardian, please give full title as such. If
                                    a corporation, please sign in full corporate
                                    name  by  President   or  other   authorized
                                    officer. If a partnership, please sign in partnership name by authorized person.




                                     PROXY
                        SINCLAIR BROADCAST GROUP, INC.
                   PROXY FOR ANNUAL MEETING OF MAY 16, 2000
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of Sinclair Broadcast Group, Inc. to be held on May 16, 2000 at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, MD 21031 at 10:00 a.m. local time or any adjournment thereof.




             NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE-